Filed by US Airways Group, Inc.

Commission File No. 001-8444

Pursuant to Rule 425 Under the Securities Act of 1933

And Deemed Filed Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: US Airways Group, Inc.

Commission File No. 001-8444

Dear [                    ]

Dividend Miles [                    ]

As a valued US Airways Dividend Miles [                    ] Preferred member, we wanted you to be among the first to know about some exciting news. Today we announced that American Airlines and US Airways will combine to create a premier global carrier. Operating under the iconic American Airlines name, one of the most recognized brands in the world, the combined airline will have a robust global network, a strong financial foundation and one of the most modern and efficient fleets in the industry. We are excited about what the combination of our two great airlines means for our valued customers.

More Access to More Destinations

The transaction will combine American Airlines’ and US Airways’ complementary flight networks, increasing efficiency and providing more options for customers. Among other things, the combined worldwide network is expected to offer superior breadth of schedule, which will be of great benefit to our elite business travelers. The combined company will provide customers more choices and increased service across a larger worldwide network and through an enhanced oneworld® Alliance, creating more options for travel and benefits both domestically and internationally. The new American Airlines will offer more than 6,700 daily flights to 336 destinations in 56 countries.

The combined company is expected to maintain all hubs currently served by American Airlines and US Airways, with increased service to existing markets and service to new cities. It is also expected to provide the most service across the East Coast and Central regions of the U.S., including the East Coast shuttle, and to expand its presence and further strengthen its network on the West Coast.

Enhanced Services

Customers will also benefit from American’s landmark agreements with Airbus and Boeing, designed to transform the new American Airlines fleet over the next four years and solidify its fleet plan into the next decade. The combined airline is planning to take delivery of 607 new aircraft, including 517 narrowbody aircraft and 90 widebody international aircraft, most of which will be equipped with advanced in-seat inflight entertainment systems offering thousands of hours of programming, inflight Wi-Fi offering connectivity throughout the world, and “Main Cabin Extra” seating with 4 to 6 inches of additional legroom in the Main Cabin. In addition, and as currently provided on US Airbus A330 Airways’ international Envoy service, American’s new transcontinental and international widebody aircraft will feature lie-flat, all-aisle access premium class seats.

Largest Loyalty Program

As one of our Preferred members, you will be able to enjoy unparalleled benefits. Here are some of the benefits the combined company will offer our members:

•	Even more opportunities to earn and redeem miles from an expanded global network of routes and partnerships;

•	122 new destinations through which to redeem miles

•	Earn miles with more than 1000 participating companies, including more than 20 airline partners

•	Unmatched redemption options including flights, hotels, car rentals, vacation packages, one-way awards and club memberships; and

•	Worldwide benefits through the oneworld Alliance.

Until the merger is complete, US Airways and American Airlines will remain separate companies and each company will maintain its current loyalty programs (US Airways – Dividend Miles and American Airlines – AAdvantage®). In the meantime, existing miles will continue to be honored, and there will be no impact to your US Airways MasterCard or US Airways Visa Signature card. Customers can continue to book travel and track and manage flights as well as frequent flyer activity on www.usairways.com. You can also continue to earn and redeem mileage for travel awards with us and our Star Alliance partners.

We expect the combination to be completed in the third quarter of 2013. Additional information will be provided to customers of our frequent flyer program on any future program updates, including account consolidation or benefit alignment. In the meantime, please visit www.usairways.com/arriving for the latest information.

We are committed to providing you with safe and reliable service, and we look forward to continuing to serve you on US Airways and on the new American Airlines.

Sincerely,

Doug

Chairman and CEO, US Airways

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Dear [                    ]

Dividend Miles [                    ]

As a valued member of the US Airways Dividend Miles program, we wanted to inform you of some exciting news. Today we announced that American Airlines and US Airways will combine to create a premier global carrier. Operating under the iconic American Airlines name, one of the most recognized brands in the world, the combined airline will have a robust global network, a strong financial foundation and one of the most modern and efficient fleets in the industry. We are excited about what the combination of our two great airlines means for our valued customers.

More Access to More Destinations

The combined company will provide customers with access to more choices and increased service across a larger worldwide network and through an enhanced oneworld® Alliance, creating more options for travel and benefits both domestically and internationally. The new American Airlines will offer more than 6,700 daily flights to 336 destinations in 56 countries.

The combined company is expected to maintain all hubs currently served by American Airlines and US Airways, with increased service to existing markets and service to new cities. It is also expected to provide the most service across the East Coast and Central regions of the U.S., including the East Coast shuttle, and to expand its presence and further strengthen its network in on the West Coast.

Enhanced Services

Customers will also benefit from American’s landmark agreements with Airbus and Boeing, designed to transform the new American Airlines fleet over the next four years and solidify its fleet plan into the next decade. The combined airline is planning to take delivery of 607 new aircraft, including 517 narrowbody aircraft and 90 widebody international aircraft, most of which will be equipped with advanced in-seat inflight entertainment systems offering thousands of hours of programming, inflight Wi-Fi offering connectivity throughout the world, and “Main Cabin Extra” seating with 4 to 6 inches of additional legroom in the Main Cabin. In addition, as currently provided on US Airways’ Airbus A330 international Envoy service, American’s new transcontinental and international widebody aircraft will feature lie-flat, all-aisle access premium class seats.

Largest Loyalty Program

As a US Airways Dividend Miles member, you will be able to enjoy unparalleled benefits. Here are some of the benefits the combined company will offer our members:

•	Even more opportunities to earn and redeem miles from an expanded global network of routes and partnerships;

•	122 new destinations through which to redeem miles

•	Earn miles with more than 1000 participating companies, including more than 20 airline partners

•	Unmatched redemption options including flights, hotels, car rentals, vacation packages, one-way awards and club memberships; and

•	Worldwide benefits through the oneworld Alliance.

Until the merger is complete, US Airways and American Airlines will remain separate companies and each company will maintain its current loyalty programs (US Airways – Dividend Miles and American Airlines – AAdvantage®). In the meantime, your existing miles will continue to be honored, and there will be no impact to your US Airways MasterCard or US Airways Visa Signature card. You can continue to book travel and track and manage flights and frequent flyer activity on usairways.com. You can also continue to earn and redeem mileage for travel awards with us and our Star Alliance partners.

We expect the combination to be completed in the third quarter of 2013. Additional information will be provided to customers of our frequent flyer program on any future program updates, including account consolidation or benefit alignment. In the meantime, please visit www.usairways.com/arriving for the latest information.

We are committed to providing you with safe and reliable service, and we look forward to continue to serve you on US Airways and on the new American Airlines.

Sincerely,

Doug

Chairman and CEO, US Airways

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Frequent Flyer Talking Points

•	Today we announced that American Airlines and US Airways will combine to create a premier global carrier.

•

Customers will have access to more choices and increased service across a larger worldwide network and through an enhanced oneworld® Alliance, creating more options for travel and benefits both domestically and internationally.

•	You will be able to book tickets on more than 6,700 daily flights to 336 destinations in 56 countries.

•	The combined company is expected to maintain all hubs currently served by American Airlines and US Airways, with increased service to existing markets and service to new cities.

•

The combined company is also expected to provide the most service across the East Coast and Central regions of the U.S., including the East Coast shuttle, and to expand its presence and further strengthen its network on the West Coast.

•	As a member, you will be able to enjoy unparalleled benefits through the world’s largest airline loyalty program.

•	Here are some of the benefits the combined company will offer our members:

•	Even more opportunities to earn and redeem miles from an expanded global network of routes and partnerships;

•	122 new destinations through which to redeem miles

•	Earn miles with more than 1000 participating companies, including more than 20 airline partners

•	Unmatched redemption options including flights, hotels, car rentals, vacation packages, one-way awards and club memberships; and

•	Worldwide benefits through the oneworld Alliance.

•

Until the merger is complete, American Airlines and US Airways will remain separate companies and each will maintain its current loyalty programs (US Airways – Dividend Miles and American Airlines – AAdvantage®).

•	In the meantime, existing miles will continue to be honored, and there will be no impact to your US Airways MasterCard or US Airways Visa Signature card.

•	You can continue to earn and redeem mileage for travel awards with us and other Star Alliance partners.

•	You can also continue to book travel and track and manage flights as well as frequent flyer activity on www.usairways.com.

•

We expect the combination to be completed in the third quarter of 2013. Additional information will be provided to customers of our frequent flyer program on any future program updates, including account consolidation or benefit alignment.

•	In the meantime, please visit www.usairways.com/arriving for more information.

•	As always, we are committed to providing you with safe and reliable service, and we look forward to continuing to serve you on US Airways and on the new American Airlines.

•	We thank you for your business and your continued support.

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Dear [                    ],

As a valued corporate customer of US Airways, we wanted you to be among the first to know about some exciting news. Today we announced that American Airlines and US Airways will combine to create a premier global carrier. Operating under the iconic American Airlines name, one of the most recognized brands in the world, the combined airline will have a robust global network, a strong financial foundation and one of the most modern and efficient fleets in the industry.

More Access to More Destinations

The combined company will provide you and your employees with access to more choices and increased service across a larger worldwide network and through an enhanced oneworld® Alliance, creating more options for travel and benefits both domestically and internationally. The new American Airlines will offer more than 6,700 daily flights to 336 destinations in 56 countries.

The transaction will combine American Airlines’ and US Airways’ complementary flight networks, increasing efficiency and providing more options for customers. Among other things, the combined worldwide network is expected to offer superior breadth of schedule, which will be of great benefit to our elite business and corporate travelers.

The combined company is expected to maintain all hubs currently served by American Airlines and US Airways, with increased service to existing markets and service to new cities. It is also expected to provide the most service across the East Coast and Central regions of the U.S., including the East Coast shuttle, and to expand its presence and further strengthen its network on the West Coast.

Simply put, our combined network will provide a more attractive offering to customers, ensuring that we are always able to take you where you need to go.

Enhanced Services

Customers will also benefit from American’s landmark agreements with Airbus and Boeing, designed to transform the new American Airlines fleet over the next four years and solidify its fleet plan into the next decade. The combined airline is planning to take delivery of 607 new aircraft, including 517 narrowbody aircraft and 90 widebody international aircraft, most of which will be equipped with advanced in-seat inflight entertainment systems offering thousands of hours of programming, inflight Wi-Fi offering connectivity throughout the world, and “Main Cabin Extra” seating with 4 to 6 inches of additional legroom in the Main Cabin. In addition, as currently provided on US Airways’ Airbus A330 international Envoy service, American’s new transcontinental and international widebody aircraft will feature lie-flat, all-aisle access premium class seats.

Largest Loyalty Program

By combining to create the new American, loyalty program members are expected to have even more opportunities to earn and redeem miles from an expanded global network of routes and partnerships, unmatched redemption options including flights, hotels, car rentals, vacation packages, one-way awards and club memberships, and much more.

We expect the combination to be completed in the third quarter of 2013. Until the merger is complete, US Airways and American Airlines will remain separate companies and each company will serve its respective corporate customers as usual. You should continue to book travel through your usual channels. Please visit www.usairways.com/arriving for the latest information.

Thank you for your business and your continued support. We are committed to providing you with safe and reliable service, and we look forward to continuing to serve you on US Airways and on the new American Airlines.

Sincerely,

Doug

Chairman and CEO, US Airways

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Customer Service Talking Points

•	We are excited about this transaction and what it means for our customers.

•	The combined airline will retain the iconic, globally recognized American Airlines brand.

•	The new American Airlines will offer more than 6,700 daily flights to 336 destinations in 56 countries.

•

The combined company is expected to maintain all hubs and service to all destinations currently served by American Airlines and US Airways. In fact, we expect to expand service from those hubs to offer increased service to existing markets and service to new cities.

•

The new American Airlines is also expected to provide the most service across the East Coast and Central regions of the U.S., including the East Coast shuttle, and to expand its presence and further strengthen its network on the West Coast.

•

You will have access to more choices and increased service across a larger worldwide network and through an enhanced oneworld Alliance®, creating more options for travel and benefits both domestically and internationally.

•	Until the merger is complete, however, US Airways and American Airlines will remain separate companies.

•	You should continue to book, track and manage flights as well as frequent flyer activity on www.usairways.com, and can continue to earn miles by flying with us and through our mileage partners.

•

Until the merger is complete, each company will maintain its current loyalty programs (US Airways – Dividend Miles and American Airlines – AAdvantage®). Existing miles will continue to be honored, and there will be no impact to your US Airways MasterCard or US Airways Visa Signature card.

•	We expect the combination to be completed in the third quarter of 2013.

•	In the meantime, our priorities have not changed: we remain committed to flying you safely and on time to your destinations.

•	To stay up on the latest information, customers can also visit www.usairways.com/arriving.

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Talking Points for Customer-Facing Employees

As you know, this morning we announced that American Airlines and US Airways will combine to create a new global airline. This is a historic day in aviation and a great day for all of our stakeholders. The combined company will have the scale, breadth and capabilities to compete more effectively and profitably in the global marketplace.

Today’s announcement is likely to generate many questions from customers, and we want to make sure you’re ready to answer them. Please use the talking points below to respond to customer inquiries. If you are unable to answer a question, please do not speculate. Instead, send a message to corporate.communications@usairways.com.

Until the merger is complete, American Airlines and US Airways will remain separate companies, and it will be business as usual for all of us. The most important thing all of us can do now is to focus on providing our customers with the safe, reliable, convenient service they expect from us. Thank you for your commitment to our customers and the communities we serve.

Key Customer Talking Points

•	Today we announced that American Airlines and US Airways will combine to create a premier global carrier.

•	We are excited about this transaction and what it means for our customers.

•

Customers will have access to more choices and increased service across a larger worldwide network and through an enhanced oneworld Alliance®, creating more options for travel and benefits both domestically and internationally.

•	You will be able to book tickets on more than 6,700 daily flights to 336 destinations in 56 countries.

•	The combined company is expected to maintain all hubs currently served by American Airlines and US Airways, with increased service to existing markets and service to new cities.

•

It is also expected to provide the most service across the East Coast and Central regions of the U.S., including the East Coast shuttle, and to expand its presence and further strengthen its network on the West Coast.

•

Until the merger is complete, however, US Airways and American Airlines will remain separate companies. Each will maintain its current loyalty programs (US Airways – Dividend Miles and American Airlines – AAdvantage®).

•	In the meantime, existing miles will be honored, and there will be no impact to your US Airways MasterCard or US Airways Visa Signature card.

•	You should continue to book, track and manage flights through usairways.com, and can continue to earn miles by flying with us and through our mileage partners.

•	We expect the combination to be completed in the third quarter of 2013.

•	In the meantime, our priorities have not changed: we remain committed to flying you safely and on time to your destinations.

•	To stay up on the latest information, customers can also visit www.usairways.com/arriving.

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Dear [                    ],

As a valued partner of US Airways, we are writing to inform you that today we announced that American Airlines and US Airways will combine to create a premier global carrier. Operating under the iconic American Airlines name, one of the most recognized brands in the world, the combined airline will have a robust global network, a strong financial foundation and one of the most modern and efficient fleets in the industry. We are very excited about this combination and the opportunities the new American Airlines will offer to our valued customers.

More Access to More Destinations

The combined company will provide customers with access to more choices and increased service across a larger worldwide network and through an enhanced oneworld® Alliance. With the new American Airlines, you will be able to book your clients on more than 6,700 daily flights to 336 destinations in 56 countries.

The combined company is expected to maintain all hubs currently served by American Airlines and US Airways, with increased service to existing markets and service to new cities. It is also expected to provide the most service across the East Coast and Central regions of the U.S., including the East Coast shuttle, and to expand its presence and further strengthen its network on the West Coast. Furthermore, the combined airline will be part of a stronger oneworld Alliance, enhancing your ability to provide your clients with more options for travel and benefits both domestically and internationally.

Simply put, our combined network will provide a more attractive offering to customers, ensuring that we are always able to take your clients where they want to go.

Enhanced Services

Customers will also benefit from American’s landmark agreements with Airbus and Boeing, designed to transform the new American Airlines fleet over the next four years and solidify its fleet plan into the next decade. The combined airline is planning to take delivery of 607 new aircraft, including 517 narrowbody aircraft and 90 widebody international aircraft, most of which will be equipped with advanced in-seat inflight entertainment systems offering thousands of hours of programming, inflight Wi-Fi offering connectivity throughout the world, and “Main Cabin Extra” seating with 4 to 6 inches of additional legroom in the Main Cabin. In addition, and as currently provided on US Airways’ Airbus A330 international Envoy service, American’s new transcontinental and international widebody aircraft will feature lie-flat, all-aisle access premium class seats.

Largest Loyalty Program

By combining to create the new American, loyalty program members are expected to have even more opportunities to earn and redeem miles from an expanded global network of routes and partnerships, unmatched redemption options including flights, hotels, car rentals, vacation packages, one-way awards and club memberships, and much more.

We expect the transaction to be completed in the third quarter of 2013. Until the merger is complete, American Airlines and US Airways will remain separate companies. You should continue to book, track and manage flights through your usual channels, and your clients’ flight reservations will be unaffected. Please visit www.usairways.com/arriving for the latest information.

We thank you for your continued support.

Sincerely,

Doug

Chairman and CEO, US Airways

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

AMR-US Airways Merger Travel Agent FAQ

1.	What was announced today?

•	Today we announced that American Airlines and US Airways will combine to create a premier global carrier.

•	The combined company will have the scale, breadth and capabilities to compete more effectively and profitably in the global marketplace.

•

Customers will have access to more choices and increased service across the combined company’s larger worldwide network and through an enhanced oneworld® Alliance, creating more options for travel and benefits both domestically and internationally.

•	Simply put, our combined network will provide a more attractive offering to customers, ensuring that we are always able to take your clients where they want to go.

2.	What will the new company be called?

•	The combined airline will retain the iconic, globally recognized American Airlines brand.

3.	Where will the company’s headquarters be located?

•	The company will be headquartered in Dallas-Fort Worth and will maintain a significant corporate and operational presence in Phoenix.

4.	Will ticket prices increase because of the merger?

•	The airline industry is, and will remain, extremely competitive.

•	In fact, studies have shown that airline mergers over the past ten years have not driven up airfares, and there is no concrete evidence suggesting that overall rates would rise.

•	For consumers, the combination will result in a highly competitive alternative to other global carriers.

•	You can continue to book, track and manage flights on www.usairways.com, and earn Dividend Miles by flying with us and through our numerous mileage partners.

5.	Are you planning to pull out of any cities? What about international service?

•	The combined company is expected to maintain all hubs currently served by American Airlines and US Airways, with increased service to existing markets and service to new cities.

•

The combined company is also expected to provide the most service across the East Coast and Central regions of the U.S., including US Airways’ East Coast shuttle, and to expand its presence and further strengthen its network on the West Coast.

•

Customers will have access to more choices and increased service across the combined company’s larger worldwide network and through an enhanced oneworld® Alliance, creating more options for travel and benefits both domestically and internationally.

•	With the new American Airlines, you will be able to book your clients on more than 6,700 daily flights to 336 destinations in 56 countries.

6.	What changes can customers expect to see immediately?

•	As we work toward completing the transaction, it remains business as usual at US Airways and American Airlines—nothing will immediately change.

•	We expect the transaction to be completed in the third quarter of 2013.

•	For now, you can continue to book, track and manage flights for your clients on usairways.com, and they can continue to earn Dividend Miles by flying with us and through our numerous mileage partners.

•

Until the merger is complete, each company will maintain its current loyalty programs (US Airways – Dividend Miles and American Airlines – AAdvantage®). Existing miles will continue to be honored, and there will be no impact to your clients’ US Airways MasterCard or US Airways Visa Signature.

7.	What do I tell customers if they ask about today’s announcement?

•	As we work toward completing the transaction, it remains business as usual at US Airways and American Airlines—nothing will immediately change.

•	Our customers should continue to book, track and manage flights through www.usairways.com.

•	Customers will have access to more choices and increased service across a larger global network, as well as the expanded international opportunities that come with a stronger oneworld Alliance.

8.	Will future travel reservations on US Airways be affected?

•	No, customers will not see any changes to their existing travel reservations.

•	Customers should continue to book, track and manage flights through www.usairways.com.

9.	Can customers fly American Airlines with their US Airways ticket and vice versa?

•	No – American Airlines and US Airways will remain independent airlines until the merger closes.

•	Customers should continue to book, track and manage flights through www.usairways.com.

10.	What new benefits can US Airways FFP members expect once the airlines merge?

•	Upon completion of the merger, the new American Airlines will offer the world’s largest airline loyalty program with many attractive opportunities, including:

•	Even more opportunities to earn and redeem miles from an expanded global network of routes and partnerships;

•	122 new destinations through which to redeem miles

•	Earn miles with more than 1000 participating companies, including more than 20 airline partners

•	Unmatched redemption options including flights, hotels, car rentals, vacation packages, one-way awards and club memberships; and

•	Worldwide benefits through the oneworld Alliance.

11.	If customers have miles on both programs, can they combine them and use the total now?

•	No – American Airlines and US Airways will remain independent airlines until the merger closes.

•	All existing and future miles earned in the Dividend Miles program or AAdvantage will be combined into the new frequent flyer program once the merger is complete.

•	Upon merger approval, additional information will be provided to customers of our frequent flyer program on any future program updates, including account consolidation or benefit alignment.

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

12.	How long will it take to integrate the airlines’ two different mileage programs?

•	As in any transaction of this size, we anticipate the integration process will take some time.

•	We intend to create an integration-planning team comprised of individuals from both companies to oversee the integration efforts.

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

13.	Where can I learn more?

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Customer FAQ

1.	What was announced today?

•	Today we announced that American Airlines and US Airways will combine to create a premier global carrier.

•	The combined company will have the scale, breadth and capabilities to compete more effectively and profitably in the global marketplace.

•

Customers will have access to more choices and increased service across the combined company’s larger worldwide network and through an enhanced oneworld® Alliance, creating more options for travel and benefits both domestically and internationally.

2.	What will the new company be called?

•	The combined airline will retain the iconic, globally recognized American Airlines brand.

3.	Where will the combined company be located?

•	The company will be headquartered in Dallas-Fort Worth and will maintain a significant corporate and operational presence in Phoenix.

4.	Will my future travel reservations on US Airways be affected?

•	No, customers will not see any changes to their existing travel reservations.

•	You can continue to book, track and manage flights on www.usairways.com, and earn Dividend Miles by flying with us and through our numerous mileage partners.

5.	What are the advantages of the proposed transaction for me?

•

Customers will have access to more choices and increased service across the combined company’s larger worldwide network and through an enhanced oneworld Alliance, creating more options for travel and benefits both domestically and internationally.

•

The combined company is expected to maintain all hubs and service to all destinations currently served by American Airlines and US Airways, with increased service to existing markets and service to new cities.

•

The combined company is expected to provide the most service across the East Coast and Central regions of the U.S., including the East Coast shuttle, and to expand its presence and further strengthen its network on the West Coast.

•	In addition, American’s landmark agreements with Airbus and Boeing, designed to transform the new American Airlines fleet over the next four years will solidify its fleet plan into the next decade.

•

The combined airline is planning to take delivery of 607 new aircraft, including 517 narrowbody aircraft and 90 widebody international aircraft, many of which will be equipped with advanced in-seat inflight entertainment systems offering thousands of hours of programming, inflight wi-fi offering connectivity throughout the world, and “Main Cabin Extra” seating with 4 to 6 inches of additional legroom in the Main Cabin.

•

In addition, and as currently provided on US Airways’ Airbus A330 international Envoy service, American’s new transcontinental and international widebody aircraft will feature lie-flat, all-aisle access premium class seats.

6.	What changes can customers expect to see immediately?

•	As we work toward completing the transaction, it remains business as usual at US Airways and American Airlines—nothing will immediately change.

•	We expect the combination to be completed in the third quarter of 2013.

•	For now, you can continue to book, track and manage flights on www.usairways.com, and earn Dividend Miles by flying with us and through our numerous mileage partners.

•

Until the merger is complete, each company will maintain its current loyalty programs (US Airways – Dividend Miles and American Airlines – AAdvantage®). Existing miles will continue to be honored, and there will be no impact to your US Airways MasterCard or US Airways Visa Signature card.

•	Upon merger approval, additional information will be provided to customers of our frequent flyer program on any future program updates, including account consolidation or benefit alignment.

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

7.	Will ticket prices increase because of the merger?

•	The airline industry is, and will remain, extremely competitive.

•	In fact, studies have shown that airline mergers over the past ten years have not driven up airfares, and there is no concrete evidence suggesting that overall rates would rise.

•	For consumers, the combination will result in a highly competitive alternative to other global carriers.

•	You can continue to book, track and manage flights on www.usairways.com, and earn Dividend Miles by flying with us and through our numerous mileage partners.

8.	Will you still keep flying to my city? Are you planning to pull out of any cities? What about international service?

•	The combined company is expected to maintain all hubs currently served by American Airlines and US Airways, with increased service to existing markets and service to new cities.

•

Customers will have access to more choices and increased service across the combined company’s larger worldwide network and through an enhanced oneworld Alliance, creating more options for travel and benefits both domestically and internationally.

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

9.	Can I now fly American Airlines with my US Airways ticket and vice versa?

•	No – American Airlines and US Airways will remain independent airlines until the merger closes.

•	You can continue to book, track and manage flights on www.usairways.com, and earn Dividend Miles by flying with us and through our numerous mileage partners.

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

10.	How will the Dividend Miles Program and its members be affected by the transaction?

•	Upon merger approval, additional information will be provided to customers of our frequent flyer program on any future program updates, including account consolidation or benefit alignment.

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By combining to create the new American, members are expected to have even more opportunities to earn and redeem miles from an expanded global network of routes and partnerships, unmatched redemption options including flights, hotels, car rentals, vacation packages, one-way awards and club memberships, and much more. Until the merger is complete, each company will maintain its current loyalty programs (US Airways – Dividend Miles and American Airlines – AAdvantage®).

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

11.	Do I need to sign up for the American Airlines’ frequent flyer program (AAdvantage)?

•	No, we’ll keep you updated on our progress to merge both programs.

•	Upon merger approval, additional information will be provided to customers of our frequent flyer program on any future program updates, including account consolidation or benefit alignment.

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

12.	Can I continue to earn and redeem mileage for travel awards with other Star Alliance partners?

•	Until the merger closes, you can continue to earn and redeem mileage for travel awards with our Star Alliance partners.

•	Until the merger is complete, each company will maintain its current loyalty programs (US Airways – Dividend Miles and American Airlines – AAdvantage®).

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

13.	If I have miles on both programs, can I combine them and use the total now?

•	American Airlines and US Airways will remain independent airlines until the merger closes.

•	Upon merger approval, additional information will be provided to customers of our frequent flyer program on any future program updates, including account consolidation or benefit alignment.

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

14.	When will the transaction be completed?

•	We expect the transaction to be completed in the third quarter of 2013.

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

15.	Where can I learn more?

•	For the most updated information on our proposed merger please visit www.usairways.com/arriving.

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 15, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.